NORTHERN LIGHTS FUND TRUST II

ADDENDUM TO THE CUSTODY AGREEMENT

THIS ADDENDUM dated as of November 10, 2015 to the Custody Agreement, dated as of May 26, 2015, (the "Agreement"), is entered into by and between NORTHERN LIGHTS FUND TRUST II a Delaware statutory trust (the "Trust"), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the "Custodian").

RECITALS

WHEREAS, the Trust and Custodian entered into the Agreement; and

WHEREAS, the Trust and Custodian desire to modify said Agreement; and

WHEREAS, Article XV, Section15.02 of the Agreement allows for its modification by a written instrument executed by both parties.

NOW, THEREFORE, the Trust and Custodian agree to modify the Agreement as follows:

Exhibit B-1 is hereby added to the Custody Agreement and attached hereto.

Exhibit C-1 is hereby added to the Custody Agreement and attached hereto.

Except to the extent amended herby, the Agreement shall remain in force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

NORTHERN LIGHTS FUND TRUST II	U.S. BNK NATIONAL ASSOCIATION

By: /s/ Kevin Wolf	By: /s/ Michal R. McVoy
Name: Kevin Wolf	Name: Michael R. McVoy
Title: President	Title: Senior Vice President

EXHIBIT B-1

to the Custody Agreement

Fund Names

Separate Series of Northern Lights Fund Trust II

Name of Series

FormulaFolios US Equity Fund

FormulaFolios US Equity Portfolio

EXHIBIT C-1 to the Custody Agreement

Custody Services Annual Fee Schedule at November, 2015

U.S. Bank, N.A., as Custodian, will receive monthly compensation for services according to the terms of the following Schedule:

I. Market Value Fee Per Fund

Based upon an annual rate of average daily market value of all long securities and cash held in the portfolio:

.000100% (1 basis point) on the next $500 million

.000075% (0.75 basis point) on the next $1 billion

.000050 (.50 basis point) on the balance

Minimum annual fee per fund: $4,800 Plus portfolio transaction fees

11. Portfolio Transaction Fees:

$ 7.00 per repurchase agreement transaction

$ 4.00 book entry DTC transaction, Federal Reserve transaction, principal paydown

$25.00 per transaction processed through our New York custodian definitive security (physical)

$15.00 per option/future contract written, exercised or expired

$6.00 per Short sale transaction

$15.00 per mutual fund trade

$15.00 per Fed wire or margin variation Fed wire

$ 5.00 per expense disbursement

$150.00 per segregated account per year

•	A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
•	No charge for the initial conversion free receipt.
•	Overdrafts- charged to the account at prime interest rate plus 2.

Ill. Out-of-Pocket Expenses

Including but not limited to expenses incurred in Treasury Management, safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) and extra expenses based on complex.

IV. Additional Services

Additional fees apply for global servicing. Fund of Fund expenses quoted separately.

*Subject to annual CPI increase- All Urban Consumers- U.S. City Average. Fees are calculated pro rata and billed monthly.

EXHIBIT C-1 (continued) to the Custody Agreement

Additional Global Sub-Custodial Services Annual Fee Schedule at November, 2015

•Additional customer documeo\ tlon antlindemn111cation w t bo requlrml prior to cstabUshi!l!} accounts In lhMa mmkcls.

•• Tlared by mruketva1uc:<S5 billion: 1bp, >$5 billion nnd <$10 bil!ioo: .75 bp:;: >SIO blUion: ,50 bps, " l!ummarkets- Non·Eurobonds: Surcharges vary by )(X;al mmkel.

*Safekeeping and transaction fees are assessed on security and currency transactions.

FFI Funds

EXHIBIT C-1 (continued) to the Custody Agreement

Additional Global Sub-Custodial Services Annual Fee Schedule at November, 2015

Annual Base Fee -A monthly base fee per account (fund) will apply based on the number of foreign securities held.

•	1-25 foreign securities: $500
•	26-50 foreign securities: $1,000
•	Over 50 foreign securities: $1 ,500

'	Euroclear- Eurobonds only. Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge. In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge,

For all other markets specified above, surcharges may apply if a security is held outside of the local market.

Tax Reclamation Services: Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $50 per claim.

Out of Pocket Expenses

•      Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications or other expenses which are unique to a country in which the client or Its clients is investing will be passed along as incurred.

•      A surcharge may be added to certain out-of-pocket expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate.

•	SWIFT reporting and message fees,

FFI Funds